Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Dune Energy, Inc.

Houston, Texas

We consent to the incorporation by reference in this Registration Statement of Dune Energy, Inc. (the “Company”) on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to its Registration Statement on Form S-3, as amended (No. 333-145477), of our reports dated March 7, 2008, relating to the consolidated financial statements of the Company as of December 31, 2007 and for each of the two years then ended. We also consent to (i) the reference to our firm under the caption “Independent Registered Public Accounting Firms” therein and (ii) the incorporation by reference of this consent in other registration statements filed pursuant to Rule 462(b) relating to that offering.

/s/ Malone & Bailey, PC

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

June 12, 2008